Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Jen Schultz 314-253-5923
Spectrum Brands Holdings Reports Fiscal 2026 Fourth Quarter and Full Year Results

•Full Year Net Sales Increased 1.5% with Organic Net Sales Decrease of 0.3%; Global Pet Care and Home and Garden Net Sales Increased 5.1% and 3.9% respectively
•Full Year Net Income From Continuing Operations of $58.0 Million; Adjusted EBITDA of $374.8 Million, Ahead of Consensus Expectations
•Excluding $57.4 Million of Net IEEPA Tariff Refunds, Full Year Adjusted EBITDA was $317.4 Million, an Increase of $28.3 Million or 9.8%
•Fiscal 2026 Operating Cash Flow From Continuing Operations of $291.0 Million; Adjusted Free Cash Flow of $247.3 Million
•Ended the Year with Net Debt Leverage of 0.77x Adjusted EBITDA
•Fourth Quarter Net Sales Decreased 2.8% and Organic Net Sales Excluding Favorable Foreign Exchange Decreased 3.1%
•Fourth Quarter Net Income From Continuing Operations of $26.4 Million, a Decrease of $26.9 Million; Adjusted EBITDA of $69.9 Million Increased $6.5 Million
•Excluding $3.2 Million of Costs Directly Related to Tariff Refunds, Fourth Quarter Adjusted EBITDA was $73.1 Million, an Increase of $9.7 Million or 15.3%
•For Fiscal 2027, the Company Expects to Deliver Flat to Low Single Digit Net Sales Growth and Flat to Low Single Digit Adjusted EBITDA Growth After Normalizing for the One Time Benefit of Tariff Refunds in Fiscal 2026, Driven by Continued Strength in Global Pet Care and Home and Garden Businesses; Targeting ~50% Conversion of Adjusted EBITDA to Adjusted Free Cash Flow

Middleton, WI, November 12, 2026 - Spectrum Brands Holdings, Inc. (NYSE: SPB; “Spectrum Brands” or the “Company”), a leading global branded consumer products and home essentials company focused on driving innovation and providing exceptional customer service, today reported results from continuing operations for the fourth quarter of fiscal 2026 ended September 30, 2026.
"We are pleased with our fiscal 2026 results, with Global Pet Care and Home & Garden both returning to top-line growth, and our key brands continuing to outperform the market across both businesses. In Home & Personal Care, while top-line pressures persisted as expected, the team delivered strong margin expansion, a direct reflection of disciplined execution and a clear focus on profitability. The underlying performance across all three segments demonstrates the strength of our business fundamentals. Balance sheet health remains a priority, and our strong financial position gives us the flexibility to invest in the business and pursue strategic opportunities as they arise. We are entering fiscal 2027 with momentum, and we expect net sales and adjusted EBITDA to both be flat to up low single digits, normalizing for the tariff refund benefit received this year," said David Maura, Chairman and Chief Executive Officer of Spectrum Brands.

Mr. Maura continued, "On the operational front, the completion of our S/4 HANA ERP deployment across the entire organization marks a pivotal milestone in our multi-year transformation. Spectrum Brands now operates on a single unified platform, and the most important work is just beginning. We believe this unified platform has the potential to drive meaningful improvements in efficiency, process standardization, and long-term competitive positioning for the company."

Mr. Maura added, "On the strategic front, our strategy for Home & Personal Care remains unchanged. Last week our Empower Brands subsidiary, which is jointly owned by us and funds managed by Oaktree Capital Management, announced its interest to acquire Helen of Troy. While we are disappointed by their rejection of our offer, we remain optimistic. Now that our proposal has been made public, we look forward to Helen of Troy's Board and its shareholders giving full consideration to the compelling value it represents, and working toward a mutually acceptable agreement."

Fiscal 2026 Fourth Quarter Highlights

	Three Month Periods Ended
(in millions, except per share and %)	September 30, 2026	September 30, 2025	Variance
Net sales	$713.2	$733.5	$(20.3)	(2.8)%
Gross profit	268.4	256.6	11.8	4.6%
Gross profit margin	37.6%	35.0%	260	bps
Operating income	24.4	29.4	(5.0)	(17.0)%
Net income from continuing operations	26.4	53.3	(26.9)	(50.5)%
Net income from continuing operations margin	3.7%	7.3%	(360)	bps
Diluted earnings per share from continuing operations	$1.08	$2.19	$(1.11)	(50.7)%
Non-GAAP Operating Metrics
Adjusted EBITDA from continuing operations	$69.9	$63.4	6.5	10.3%
Adjusted EBITDA margin	9.8%	8.6%	120	bps
Adjusted EPS from continuing operations	$1.39	$2.61	$(1.22)	(46.7)%
•Net sales decreased 2.8% with a decrease in organic net sales of 3.1%, which excludes the impact of $2.7 million of favorable foreign exchange rates. The net sales decline was primarily driven by Home & Garden, where unfavorable weather conditions and elevated retailer inventory levels adversely impacted replenishment orders. Global Pet Care and Home & Personal Care net sales also declined, reflecting softness in Aquatics and Home Appliances, respectively.
•Gross profit and margin increased driven by pricing, lower trade spend, reduced tariff rates, and cost improvement actions partially offset by lower volume.
•Operating income decreased due to higher operating expenses partially offset by the increase in gross profit.
•Net income from continuing operations and diluted earnings per share decreased driven by lower operating income and reduced income tax benefit. Diluted earnings per share benefited from a lower share count.

•Adjusted EBITDA increased 10.3% and adjusted EBITDA margin increased 120 basis points. Excluding tariff refund related impacts, adjusted EBITDA increased 15.3% and adjusted EBITDA margin increased 160 basis points, driven by improved gross margins partially offset by lower volumes and higher operating expenses.
•Adjusted diluted EPS decreased to $1.39, driven by the reduced income tax benefit partially offset by higher adjusted EBITDA and a reduction in shares outstanding.

Fiscal 2026 Fourth Quarter Segment Level Data
Global Pet Care (GPC)

	Three Month Periods Ended
(in millions, except %)	September 30, 2026	September 30, 2025	Variance
Net sales	$293.5	$298.1	$(4.6)	(1.5)%
Adjusted EBITDA	45.8	49.6	(3.8)	(7.7)%
Adjusted EBITDA margin	15.6%	16.6%	(100)	bps
Net sales decreased 1.5%. Excluding unfavorable foreign currency impacts, organic net sales decreased 1.1%. Reported net sales in Companion Animal increased low single digits while sales in Aquatics decreased low double digits. North American net sales increased low single digits, led by Companion Animal continued market share gains across key brands and category growth. Organic net sales in EMEA decreased across both categories impacted by a difficult prior year comparison in Companion Animal and category softness in Aquatics.
Excluding tariff refund related impacts, adjusted EBITDA was $48.2 million, a decrease of $1.4 million versus prior year and adjusted EBITDA margin was 16.4%, a decline of 20 basis points. This decrease is due to lower volumes and increased investment spend partially offset by pricing, favorable mix and cost improvement actions.
Home & Garden (H&G)

	Three Month Periods Ended
(in millions, except %)	September 30, 2026	September 30, 2025	Variance
Net sales	$126.3	$139.2	$(12.9)	(9.3)%
Adjusted EBITDA	13.3	16.9	(3.6)	(21.3)%
Adjusted EBITDA margin	10.5%	12.1%	(160)	bps
Net sales decreased 9.3% and organic net sales decreased 9.3% impacted by unfavorable weather conditions and elevated retailer inventory levels leading to lower replenishment orders in the quarter.
Adjusted EBITDA was $13.3 million, a decrease of $3.6 million versus prior year and adjusted EBITDA margin was 10.5%, a decline of 160 basis points. The decrease is primarily due to the lower sales volume partially offset by productivity improvements and general expense management.

Home & Personal Care (HPC)

	Three Month Periods Ended
(in millions, except %)	September 30, 2026	September 30, 2025	Variance
Net sales	$293.4	$296.2	$(2.8)	(0.9)%
Adjusted EBITDA	24.9	15.7	9.2	58.6%
Adjusted EBITDA margin	8.5%	5.3%	320	bps
Net sales decreased 0.9%. Excluding favorable foreign currency impacts, organic net sales decreased 2.3%. Reported net sales in Personal Care were flat while net sales in Home Appliances were down low single digits. Excluding the favorable impact of foreign currency, organic net sales in EMEA increased. Sales across both categories benefited from retailer orders in advance of the S4/Hana ERP go-live. Performance in both categories were impacted by increased competition in the e-commerce channel. North American net sales declined in the low double digits following distribution losses in Home Appliances and increased competitive pressure in Personal Care.
Excluding tariff refund related impacts, adjusted EBITDA was $25.7 million, an increase of $10.0 million versus prior year and adjusted EBITDA margin was 8.8%, an improvement of 350 basis points. This increase was primarily driven by reduced tariff rates, operational efficiencies, and favorable foreign exchange partially offset by lower volume.
Liquidity and Debt
As of the end of the quarter, the Company had a cash balance of $339.9 million and total liquidity of $836.2 million, including undrawn capacity on its cash flow revolver of $496.3 million. The Company also had $629.8 million of debt outstanding, with no outstanding borrowings on the revolver, senior unsecured notes of $496.1 million, a term loan of $60.0 million within our HPC business, and finance leases of $73.7 million. The Company ended the quarter with net debt of $289.9 million.
Fiscal 2027 Earnings Framework
The Company expects to deliver flat to low single digit growth in reported net sales in fiscal 2027. Fiscal 2027 adjusted EBITDA is expected to be flat to up low single digits. Adjusted free cash flow is expected to be approximately 50% of adjusted EBITDA. The framework for adjusted EBITDA and adjusted free cash flow excludes the impact of tariff refunds in fiscal 2026.
The Company continues to target a long-term net leverage ratio of 2.0 - 2.5 times.
Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today
Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, November 12, 2026. The live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands' website at www.spectrumbrands.com. Participants may register here. Instructions will be provided to ensure the necessary audio applications are downloaded and installed. Users can obtain these at no charge.
A replay of the live broadcast will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.

About Spectrum Brands Holdings, Inc.
Spectrum Brands is a home-essentials company with a mission to make living better at home. We focus on delivering innovative products and solutions to consumers for use in and around the home through our trusted brands. We are a leading supplier of specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, shaving and grooming products, personal care products, and small household appliances. Helping to meet the needs of consumers worldwide, we offer a broad portfolio of market-leading, well-known and widely trusted brands including Tetra®, DreamBone®, SmartBones®, Nature’s Miracle®, 8-in-1®, FURminator®, Healthy-Hide®, Good Boy®, Meowee!®, OmegaOne®, Spectracide®, Cutter®, Repel®, Hot Shot®, Rejuvenate®, Black Flag®, Liquid Fence®, Remington®, George Foreman®, Russell Hobbs®, Black + Decker®, PowerXL®, Emeril Lagasse®, and Copper Chef®. For more information, please visit www.spectrumbrands.com. Spectrum Brands – A Home Essentials Company™
Non-GAAP Measurements
Our consolidated results contain non-GAAP metrics such as organic net sales, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS and adjusted Free Cash Flow. While we believe these non-GAAP measures are useful supplemental information, such adjusted results are not intended to replace our financial results in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and should be read in conjunction with those GAAP results.
Organic Net Sales - We define organic net sales as net sales excluding the effect of changes in foreign currency exchange rates and impact from acquisitions (where applicable). We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rates and acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the current period net sales using the currency exchange rates that were in effect during the prior comparative period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period.
Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA and adjusted EBITDA margin are non-GAAP metrics used by management, which we believe are useful to investors to measure the operational strength and performance of our business. These metrics provide investors additional information about our operating profitability for certain non-cash items, non-routine items we do not expect to continue at the same level in the future, as well as other items not core to our continuing operations. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives, as securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by management and our Board of Directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. They facilitate comparisons between peer companies since interest, taxes, depreciation, and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also used for determining compliance with the Company’s debt covenants. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income from continuing operations. Adjusted EBITDA also excludes certain non-cash adjustments including share based compensation; impairment charges on property, plant and equipment, right of use lease assets, and goodwill and other intangible assets; gain or loss from the early extinguishment of debt; gains and losses from equity method investments; and purchase accounting adjustments recognized in income subsequent to an acquisition attributable to the step-up in value on assets acquired. Additionally, the Company will further recognize adjustments from adjusted EBITDA for other costs, gains and losses that are considered significant, non-recurring, or otherwise not supporting the continuing operations and revenue generating activity of the segment or Company, including but not limited to, exit and disposal activities, or incremental costs associated with strategic transactions, restructuring and optimization initiatives such as the acquisition or divestiture of a business, related integration or separation costs, or the development and implementation of strategies to optimize or restructure the Company and its operations. Adjusted EBITDA margin is adjusted EBITDA as a percentage of reported net sales.
Adjusted EPS - Management uses adjusted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives, as securities analysts and other interested parties use such calculations as a measure of financial performance, and they are regularly used by management and our Board of Directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. Adjusted EPS is calculated by excluding the effect of certain adjustments from diluted EPS, including non-cash adjustments including impairment charges on property, plant and equipment, operating and finance lease assets, and goodwill and other intangible assets; gain or loss from the early extinguishment of debt; gains and losses from equity method investments; and purchase accounting adjustments recognized in income subsequent to an acquisition attributable to the step-up in value on assets acquired. Additionally, the Company will further recognize adjustments from diluted EPS for other costs, gains and losses that are considered significant, non-recurring, or otherwise not supporting the continuing operations and revenue generating activity of the segment or Company, including but not limited to, exit and disposal activities, or incremental costs associated with strategic transactions, restructuring and optimization initiatives such as the acquisition or divestiture of a business, related integration or separation costs, or the development and implementation of strategies to optimize or restructure the Company and its operations. Net income attributable to redeemable noncontrolling interest is also excluded from Adjusted EPS as it is reflective of contingent liquidation rights of a minority preferred ownership interest of the Company's HPC business, which continues to be consolidated and reported as a segment, and is not attributable to the consolidated financial performance and operating results of the Company. Adjusted EPS is further impacted by the effect on the income tax provision from pre-tax adjustments made to reported diluted EPS.
Adjusted Free Cash Flow - Management uses adjusted free cash flow as a means of analyzing the Company's operating results and evaluating cash flow generation from its revenue generating activities, excluding certain cash flow activity associated with strategic transactions and other costs and receipts attributable to non-recurring events. Management believes that adjusted free cash flow is a useful measure in understanding cash flow conversion associated with the Company's operations that is available for acquisitions and other investments, service of debt, dividends and share repurchases and meeting its working capital requirements. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business, as well as assisting investors in evaluating how well we are generating cash flow from operations, as securities analysts and other interested parties use such calculations as a measure of financial performance, and they are regularly used by management and our Board of Directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. Free cash flow is calculated by excluding capital expenditures from cash flow provided (used) by operating activities and further adjusted for non-operating strategic transaction costs and other non-recurring or unusual cash flow activity that would otherwise be considered operating cash flow under US GAAP. Cash flow conversion is adjusted free cash flow as a percentage of adjusted EBITDA.
The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results. Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.
Forward-Looking Statements
We have made or implied certain forward-looking statements in this document. Statements or expectations regarding our business and M&A strategy, macroeconomic headwinds, U.S. trade policy, our use of share repurchase plans, ERP platform transformation and productivity expectations, evaluating acquisition targets and entering into strategic partnerships, earnings framework, future operations and operating model, financial condition, estimated revenues, projected costs, inventory management, supply chain and supply chain relocation efforts, earnings power, project synergies, prospects, plans and strategic objectives of management, the geopolitical environment, and information concerning expected actions of third parties are forward-looking statements. When used in this report, the words future, anticipate, pro forma, seek, intend, plan, envision, estimate, believe, belief, expect, project, forecast, outlook, earnings framework, goal, target, could, would, will, can, should, may and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.
Because these forward-looking statements are based upon our current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control and some of which may change rapidly, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation: (1) the effects of interest rate fluctuations or general economic conditions, including inflation, recession or fears of a recession, labor trends and costs, stock market volatility or monetary or fiscal policies in the countries where we do business; (2) the economic, social and political conditions, civil unrest, terrorist attacks, acts of war, natural disasters, or other public health concerns in the U.S. or the international markets that impact our business, customers, employees (including our ability to retain and attract key personnel), manufacturing facilities, suppliers, capital markets or financial condition and results of operations, which may amplify the other risks and uncertainties we face; (3) the negative effect of the Russia-Ukraine war, the Israel-Hamas war and the U.S.-Iran war and their impact on those regions and surrounding regions, including the Middle East and disruptions to international trade, supply chain and shipping routes and pricing, and on our operations and those operations of our customers, suppliers and other stakeholders; (4) our reliance on third-party partners, suppliers and distributors that are outside our control to achieve our business objectives; (5) the impact of government intervention with or influence on the operations of our suppliers, including in China; (6) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring and optimization activities, including changes in inventory and distribution center changes which are complicated and involve coordination among a number of stakeholders, including our suppliers and transportation and logistics handlers; (7) the impact of our indebtedness and financial leverage position on our business, financial condition and results of operations; (8) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (9) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (10) the imposition, modification, suspension or replacement of tariffs; the availability, timing, amount and collectability of tariff refunds, including refunds of IEEPA tariffs; related legal proceedings and appeals; inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or monetary or fiscal policies in the countries where we do business; (11) the impact of fluctuations in transportation and shipment costs, fuel costs, commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (12) changes in foreign currency exchange rates that may impact our purchasing power, pricing and margin realization within international jurisdictions; (13) the loss of, significant reduction in, or dependence upon, sales to any significant retail customer(s), including their changes in retail inventory levels and management thereof; (14) competitive promotional activity or spending by competitors, or price reductions by competitors; (15) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands, including via private label manufacturers; (16) our ability to compete regarding advances in technology that impact our market, products, customers and competitors, including artificial intelligence; (17) changes in consumer spending preferences, shopping trends, and demand for our products, particularly in light of economic stress; (18) our ability to develop and successfully introduce new products, protect intellectual property and avoid infringing the intellectual property of third parties; (19) our ability to satisfy the conditions for renewal of, or otherwise continue, material trademark licenses on acceptable terms, including the Black+Decker license, and the effect of any nonrenewal or termination on our business and results; (20) our ability to successfully identify, implement, achieve and sustain productivity improvements, cost efficiencies (including at our manufacturing and distribution operations) and cost savings; (21) our ability to stabilize our ERP platform following implementation, realize its expected benefits, and manage related costs, operational disruptions and changes to internal controls; (22) the seasonal nature of sales of certain of our products; (23) the impact weather conditions may have on the sales of certain of our products; (24) our ability to respond to unusual weather activity, natural disasters and pandemics; (25) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (26) our ability to use social media platforms as effective marketing tools and to manage negative commentary regarding us, and the impact of rules governing the use of e-commerce and social media; (27) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (28) the impact, costs and outcomes of existing, pending or threatened litigation, including litigation relating to the Tristar Business acquisition; (29) the impact of existing, pending or threatened litigation, government regulation or other requirements or operating standards applicable to our business; (30) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data, including our failure to comply with new and increasingly complex global data privacy regulations; (31) changes in accounting policies applicable to our business; (32) our estimates and assumptions in testing goodwill, intangible assets and other long-lived assets for impairment, and the possibility of additional impairment charges if actual or projected performance, market inputs or valuation assumptions change; (33) our discretion to adopt, conduct, suspend or discontinue any share repurchase program or conduct any debt repayments, redemptions, repurchases or refinancing transactions (including our discretion to conduct purchases or repurchases, if any, in a variety of manners including open-market purchases, privately negotiated transactions, tender offers, redemptions, or otherwise); (34) our ability to utilize net operating loss carry-forwards to offset tax liabilities; (35) our ability to create value in our HPC business through both organic and inorganic growth; (36) the non-binding proposal by the HPC business to acquire Helen of Troy Limited, including the risks that no definitive agreement is reached or transaction consummated on the anticipated terms, timeline or at all, that required financing, approvals or consents are not obtained, that the anticipated benefits are not realized or the transaction is dilutive, and that significant costs are incurred and management's attention is diverted; (37) our ability to create a pure play consumer products company composed of our GPC and H&G businesses and to realize the expected benefits of such creation, and within the anticipated time period, or at all; (38) our ability to successfully implement and realize the benefits of acquisitions or dispositions, including the proposal by one of our subsidiaries in our HPC business in which we hold a majority but not a 100% ownership interest, to acquire Helen of Troy Limited, and the impact of any such transactions on our financial performance; (39) the impact of actions taken by significant shareholders; (40) the unanticipated loss of key members of senior management and the transition of new members of our management teams to their new roles and (41) the other risk factors set forth in Spectrum Brands Holdings, Inc. 2025 Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and the other filings within the U.S. Securities and Exchange Commission (the "SEC").
Some of the above-mentioned factors are described in further detail in the sections entitled Risk Factors in our annual and quarterly reports (including this report), as applicable. You should assume the information appearing in this report is accurate only as of the date hereof, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since that date. Except as required by applicable law, including the securities laws of the U.S. and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.
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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended		Year Ended
(in millions, except per share amounts)	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net sales	$713.2	$733.5	$2,852.4	$2,809.0
Cost of goods sold	444.8	476.9	1,701.7	1,777.1
Gross profit	268.4	256.6	1,150.7	1,031.9
Selling, general & administrative	244.0	226.3	935.3	882.6
Impairment of intangible assets	—	0.9	104.0	16.6
Impairment of property, plant and equipment and operating leases	—	—	0.5	7.8
Total operating expenses	244.0	227.2	1,039.8	907.0
Operating income	24.4	29.4	110.9	124.9
Interest expense	8.6	7.9	30.9	30.0
Interest income	(4.8)	(0.6)	(7.1)	(4.2)
Other non-operating expense, net	0.5	4.7	1.2	11.9
Income from continuing operations before income taxes	20.1	17.4	85.9	87.2
Income tax (benefit) expense	(6.3)	(35.9)	27.9	(13.0)
Net income from continuing operations	26.4	53.3	58.0	100.2
Income (loss) from discontinued operations, net of tax	0.8	2.4	(1.8)	0.2
Net income	27.2	55.7	56.2	100.4
Net income from continuing operations attributable to noncontrolling interest	—	0.1	—	0.5
Net income from continuing operations attributable to redeemable noncontrolling interest	1.4	—	6.7	—
Net income attributable to controlling interest	$25.8	$55.6	$49.5	$99.9
Amounts attributable to controlling interest
Net income from continuing operations attributable to controlling interest	$25.0	$53.2	$51.3	$99.7
Income (loss) from discontinued operations attributable to controlling interest, net of tax	0.8	2.4	(1.8)	0.2
Net income attributable to controlling interest	$25.8	$55.6	$49.5	$99.9
Earnings Per Share
Basic earnings per share from continuing operations	$1.09	$2.21	$2.21	$3.88
Basic earnings per share from discontinued operations	0.03	0.10	(0.08)	—
Basic earnings per share	$1.12	$2.31	$2.13	$3.88
Diluted earnings per share from continuing operations	$1.08	$2.19	$2.20	$3.85
Diluted earnings per share from discontinued operations	0.03	0.10	(0.08)	0.01
Diluted earnings per share	$1.11	$2.29	$2.12	$3.86
Weighted Average Shares Outstanding
Basic	23.0	24.1	23.2	25.7
Diluted	23.2	24.3	23.3	25.9

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Year Ended
(in millions)	September 30, 2026	September 30, 2025
Cash flows from operating activities
Net cash provided by operating activities from continuing operations	$291.0	$204.1
Net cash used by operating activities from discontinued operations	(0.2)	(0.5)
Net cash provided by operating activities	290.8	203.6
Cash flows from investing activities
Purchases of property, plant and equipment	(47.8)	(38.3)
Proceeds from sale of business, net cash	—	0.7
Contribution to equity method investment	(16.3)	—
Other investing activity	—	(0.1)
Net cash used by investing activities	(64.1)	(37.7)
Cash flows from financing activities
Payment of debt and debt premium	(12.4)	(10.8)
Proceeds from issuance of debt	57.6	—
Payment of debt issuance costs	(4.2)	(0.1)
Proceeds from issuance of preferred shares in subsidiary to noncontrolling interest	67.0	—
Payment of preferred share transaction costs	(4.6)	—
Dividends paid to shareholders	(43.4)	(48.2)
Dividends paid by subsidiary to noncontrolling interest	—	(1.5)
Treasury stock purchases	(58.2)	(326.4)
Excise tax paid on net share repurchases	(3.2)	(9.7)
Share based award tax withholding payments, net of proceeds upon vesting	(8.5)	(4.5)
Net cash used by financing activities	(9.9)	(401.2)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.5)	(8.0)
Net change in cash, cash equivalents and restricted cash	216.3	(243.3)
Cash, cash equivalents, and restricted cash, beginning of period	127.2	370.5
Cash, cash equivalents, and restricted cash, end of period	$343.5	$127.2

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	September 30, 2026	September 30, 2025
Assets
Cash and cash equivalents	$339.9	$123.6
Trade receivables, net	488.8	521.7
Other receivables	74.0	50.9
Inventories	466.0	446.1
Prepaid expenses and other current assets	34.8	41.9
Total current assets	1,403.5	1,184.2
Property, plant and equipment, net	243.6	255.0
Operating lease assets	119.7	73.5
Deferred charges and other	72.3	62.5
Goodwill	864.2	866.8
Intangible assets, net	787.1	937.6
Total assets	$3,490.4	$3,379.6
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current portion of long-term debt	$12.3	$11.7
Accounts payable	273.0	283.7
Accrued wages and salaries	62.8	50.2
Accrued interest	5.2	4.5
Income tax payable	31.3	21.2
Short-term operating lease liabilities	21.0	31.8
Other current liabilities	107.1	120.1
Total current liabilities	512.7	523.2
Long-term debt, net of current portion	601.7	556.2
Long-term operating lease liabilities	116.3	54.5
Deferred income taxes	144.6	136.6
Uncertain tax benefit obligation	150.1	180.3
Other long-term liabilities	24.3	19.1
Total liabilities	1,549.7	1,469.9
Redeemable noncontrolling interest	69.0	—
Shareholders' equity	1,871.7	1,909.7
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,490.4	$3,379.6

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
NET SALES AND ORGANIC NET SALES
The following is a summary of net sales by segment for the three month periods and years ended September 30, 2026 and September 30, 2025, respectively.

(in millions, except %)	Three Month Periods Ended				Year Ended
	September 30, 2026	September 30, 2025	Variance		September 30, 2026	September 30, 2025	Variance
GPC	$293.5	$298.1	$(4.6)	(1.5)%	$1,138.1	$1,082.5	$55.6	5.1%
H&G	126.3	139.2	(12.9)	(9.3)%	594.9	572.8	22.1	3.9%
HPC	293.4	296.2	(2.8)	(0.9)%	1,119.4	1,153.7	(34.3)	(3.0)%
Net Sales	$713.2	$733.5	(20.3)	(2.8)%	$2,852.4	$2,809.0	43.4	1.5%

The following is a reconciliation of reported sales to organic sales for the three month period and year ended September 30, 2026 compared to reported net sales for the three month period and year ended September 30, 2025, respectively.

	September 30, 2026			Net Sales September 30, 2025
Three Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Foreign Currency	Organic Net Sales		Variance
GPC	$293.5	$1.3	$294.8	$298.1	$(3.3)	(1.1)%
H&G	126.3	(0.1)	126.2	139.2	(13.0)	(9.3)%
HPC	293.4	(3.9)	289.5	296.2	(6.7)	(2.3)%
Total	$713.2	$(2.7)	$710.5	$733.5	(23.0)	(3.1)%

	September 30, 2026			Net Sales September 30, 2025
Year Ended (in millions, except %)	Net Sales	Effect of Changes in Foreign Currency	Organic Net Sales		Variance
GPC	$1,138.1	$(16.0)	$1,122.1	$1,082.5	$39.6	3.7%
H&G	594.9	(0.1)	594.8	572.8	22.0	3.8%
HPC	1,119.4	(35.5)	1,083.9	1,153.7	(69.8)	(6.1)%
Total	$2,852.4	$(51.6)	$2,800.8	$2,809.0	(8.2)	(0.3)%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
The following is a reconciliation of reported net income from continuing operations to adjusted EBITDA and adjusted EBITDA margin for the three month periods and years ended September 30, 2026 and September 30, 2025, respectively.

	Three Month Periods Ended		Year Ended
(in millions, except %)	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Net income from continuing operations	$26.4	$53.3	$58.0	$100.2
Income tax (benefit) expense	(6.3)	(35.9)	27.9	(13.0)
Interest expense	8.6	7.9	30.9	30.0
Depreciation	14.6	13.8	58.6	56.4
Amortization	10.2	10.1	41.0	41.6
Share based compensation	6.5	5.8	22.8	20.5
Non-cash impairment charges	—	0.9	104.5	24.4
Loss from equity method investment	0.1	—	0.1	—
Exit and disposal costs	0.1	0.6	5.4	8.8
Global ERP transformation[1]	3.8	2.1	12.1	9.2
Litigation costs[2]	0.5	0.7	2.3	3.5
Other[3]	5.4	4.1	11.2	7.5
Adjusted EBITDA	$69.9	$63.4	$374.8	$289.1
Net sales	$713.2	$733.5	$2,852.4	$2,809.0
Net income from continuing operations margin	3.7%	7.3%	2.0%	3.6%
Adjusted EBITDA margin	9.8%	8.6%	13.1%	10.3%
________________________________________
1    Costs attributable to a multi-year transformation project to upgrade and implement our enterprise-wide operating systems to SAP S/4 HANA on a global basis, including project management and professional services for planning, design, and business process review that do not qualify as software configuration and implementation costs recognized as capital expenditures or deferred costs under applicable accounting principles. The Company had recently extended the project to include its HPC segment and anticipates costs to be incurred through further deployments through calendar year 2026.
2    Litigation costs are associated with the Company's cost to facilitate ongoing litigation matters associated with the Tristar Business acquisition. Such costs are anticipated to be incurred until such litigation matters have been resolved.
3    Other is attributable to other project costs associated with strategic separation initiatives and distribution center transitions, a one-time increase in environmental remediation liability due to a change in scope, plus certain non-recurring key executive severance costs in the prior year.

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED DILUTED EPS
The following is a reconciliation of reported diluted EPS from continuing operations to adjusted diluted EPS from continuing operations for the three month periods and years ended September 30, 2026 and September 30, 2025, respectively.

	Three Month Periods Ended		Year Ended
(per share amounts)	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Diluted EPS from continuing operations	$1.08	$2.19	$2.20	$3.85
Adjustments:
Non-cash impairment charges	—	0.04	4.48	0.94
Loss from equity method investment	0.01	—	0.01	—
Exit and disposal costs	—	0.02	0.23	0.34
Global ERP transformation[1]	0.16	0.09	0.52	0.36
Litigation costs[2]	0.02	0.03	0.10	0.13
Other[3]	0.23	0.17	0.47	0.29
Pre-tax adjustments	0.42	0.35	5.81	2.06
Tax impact of adjustments[4]	(0.17)	0.07	(1.50)	(0.48)
Net income attributable to redeemable noncontrolling interest	0.06	—	0.29	—
Net adjustments	0.31	0.42	4.60	1.58
Diluted EPS from continuing operations, as adjusted	$1.39	$2.61	$6.80	$5.43
________________________________________
1    Costs attributable to a multi-year transformation project to upgrade and implement our enterprise-wide operating systems to SAP S/4 HANA on a global basis, including project management and professional services for planning, design, and business process review that do not qualify as software configuration and implementation costs recognized as capital expenditures or deferred costs under applicable accounting principles. The Company had recently extended the project to include its HPC segment and anticipates costs to be incurred through further deployments through calendar year 2026.
2    Litigation costs are associated with the Company's cost to facilitate ongoing litigation matters associated with the Tristar Business acquisition. Such costs are anticipated to be incurred until such litigation matters have been resolved.
3    Other is attributable to other project costs associated with strategic separation initiatives and distribution center transitions, a one-time increase in environmental remediation liability due to a change in scope, plus certain non-recurring key executive severance costs in the prior year.
4    Income tax adjustment reflects the impact on the income tax provision from the pre-tax adjustments to diluted EPS.

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED FREE CASH FLOW
The following is a reconciliation of reported operating cash flow from continuing operations to adjusted free cash flow for the years ended September 30, 2026 and September 30, 2025, respectively.

(in millions)	September 30, 2026	September 30, 2025
Net cash provided by operating activities from continuing operations	$291.0	$204.1
Purchases of property, plant and equipment	(47.8)	(38.3)
Free cash flow	243.2	165.8
Deal transaction costs[1]	4.1	6.7
Other[2]	—	(1.8)
Adjusted free cash flow	$247.3	$170.7
________________________________________
1    Incremental cash flow attributable to certain strategic transactions including previous separation initiatives.
2    Other is attributable to restricted cash balances which are considered a component of operating cash flow on the Company's Statement of Cash Flow in accordance with US GAAP.